UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2017

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36146	27-4332098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 CommScope Place, SE

Hickory, North Carolina 28602

(Address of principal executive offices)

Registrant’s telephone number, including area code: (828) 324-2200

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On February 23, 2017, CommScope Holding Company, Inc. (the “Company”) issued a press release relating to its financial results for the fourth quarter of 2016 and full fiscal year 2016. A copy of the press release, which is incorporated by reference herein, is attached hereto as Exhibit 99.1. Following the publication of the press release, the Company will host an earnings call during which its financial results for the fourth quarter of 2016 and full fiscal year 2016 will be discussed.

The foregoing information (including the exhibit hereto) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such filing.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2017, Campbell R. Dyer, a member of the Company’s board of directors (the “Board”), notified the Company of his decision to resign from the Board, effective as of March 1, 2017. Mr. Dyer also resigned his positions as a member of the Compensation Committee and Nominating Committee of the Board. Mr. Dyer’s decision to resign was not the result of a disagreement with the Company, management or the Board.

Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the members of the Company’s Board are elected to serve staggered terms and are divided into three classes, with the term of office of one class of Board members expiring at each annual meeting of the stockholders. Following the resignation of Mr. Dyer as a Class II director, the Board would consist of three Class I directors, two Class II directors and four Class III directors. In order to ensure that the Board consists of three classes divided as evenly as possible, Austin A. Adams, a Class III member of the Board, tendered his resignation as a Class III director, to be effective immediately following Mr. Dyer’s resignation. The Board immediately reappointed Mr. Adams as a Class II director, to be effective immediately following Mr. Dyer’s resignation, to serve until the Company’s 2018 annual meeting of stockholders, or until his successor is duly elected and qualified. Mr. Adams’ resignation and reappointment were effected solely to reclassify the Board in order to have three classes divided as evenly as possible. For all other purposes, Mr. Adams’ service on the Board is deemed to have continued uninterrupted without any break in service since the date he first joined the Board, and Mr. Adams will continue to serve as a member of the Audit Committee.

Item 8.01. Other Events.

On February 23, 2017, the Company announced that the Board has authorized the repurchase of up to $100 million of the Company’s outstanding common stock. The intent of the repurchase program is to reduce dilution from grants under the various equity-based award programs. Any share repurchases under this authorization will be made in accordance with applicable securities laws in either open market or privately negotiated transactions. The Company may also, from time to time, enter into Rule 10b5-1 plans to facilitate repurchases of its shares under this authorization. The method, timing and amount of shares repurchased under the authorization will depend on several factors, including capital and liquidity requirements, market conditions and alternative uses for cash. The program does not obligate the Company to acquire any particular amount of its common stock, and the program may be extended, modified, suspended or discontinued at any time. The repurchase authorization expires on February 28, 2018.

Item 9.01. Financial Statements and Exhibits.

Exhibit.	Description.

99.1	CommScope Holding Company, Inc. press release, dated February 23, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2017

COMMSCOPE HOLDING COMPANY, INC.

By:	/s/ Mark A. Olson
Name: Mark A. Olson Title: Executive Vice President and Chief Financial Officer

INDEX OF EXHIBITS

Exhibit.	Description.

99.1	CommScope Holding Company, Inc. press release, dated February 23, 2017.

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